Exhibit (a)(5)

NEWS RELEASE

December 17, 2024

PPW Holdings LLC Commences Cash Tender Offer to Purchase Any and All of
PacifiCorp’s Outstanding 6.00% Serial Preferred Stock and 7.00% Serial Preferred Stock

PORTLAND, Oregon — PPW Holdings LLC (“PPW”), an affiliate and sole holder of the common stock of PacifiCorp (the “Company”), an indirect wholly owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), announced today that it has commenced a tender offer to purchase for cash any and all of the Company’s outstanding shares of (i) 6.00% Serial Preferred Stock (the “6.00% Preferred Stock” and such offer, the “6.00% Preferred Stock Offer”), and (ii) 7.00% Serial Preferred Stock (the “7.00% Preferred Stock” and, together with the 6.00% Preferred Stock, the “Preferred Stock” and such offer, together with the 6.00% Preferred Stock Offer, the “Offers” and each, an “Offer”), at a purchase price of $155.00 per share of 6.00% Preferred Stock and $180.00 per share of 7.00% Preferred Stock, plus in each case Accrued Dividends (as defined below), upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).

The Offers will expire at 5:00 P.M., New York City time, on January 24, 2025, unless PPW extends or earlier terminates the Offers (such time and date, as they may be extended, the “Expiration Date”).

The Offer to Purchase sets forth in full the conditions to the Offers. The Offers are not conditioned upon a minimum number of shares of Preferred Stock having been tendered.

As used in connection with the Offers, “Accrued Dividends” means accrued and unpaid dividends from the most recent dividend payment date with respect to such shares of Preferred Stock up to, but not including the date on which payment is made for all validly tendered shares of Preferred Stock that are accepted for purchase pursuant to an Offer (the “Settlement Date”). PPW expects the Settlement Date to occur promptly after the Expiration Date, or approximately January 27, 2025, assuming the Offers are not extended.

Shares of Preferred Stock tendered pursuant to either of the Offers may be validly withdrawn at any time prior to the Expiration Date by following the procedures described in the Offer to Purchase, unless PPW extends or earlier terminates the Offers.

The Offer to Purchase and the Letter of Transmittal will be provided to record holders of shares of Preferred Stock and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the shares of Preferred Stock.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PPW has filed with the Securities and Exchange Commission (“SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

Citigroup Global Markets Inc. (“Citigroup”) is acting as dealer manager for the Offers. For additional information regarding the terms of the Offers, please contact: Citigroup at (800) 588-3745 (toll-free) or (212) 723-6106 (collect). To confirm delivery of the Preferred Stock, please contact Computershare Trust Company, N.A., by mail or overnight courier to 150 Royall St. Suite V, Canton, MA 02021. To request additional copies of the Offer to Purchase, the Letter of Transmittal or any other required documents, contact Georgeson LLC, which is acting as the information agent for the Offers, at (866) 308-4150 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFERS ARE BEING MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS THAT HOLDERS OF SHARES OF PREFERRED STOCK SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

PPW is not making the Offers to holders of shares of Preferred Stock in any jurisdiction in which the making of the Offers or the acceptance of any tender of shares of Preferred Stock would not be in compliance with the laws of such jurisdiction, provided that PPW will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, PPW may, at its discretion, take such action as PPW may deem necessary for it to make the Offers in any such jurisdiction and extend the Offers to holders of shares of Preferred Stock in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on PPW’s behalf by one or more registered brokers or dealers THAT are licensed under the laws of such jurisdiction.

Additional Information Regarding the Tender Offers

This communication is for informational purposes only. This communication is not a recommendation to buy or sell the Preferred Stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell the Preferred Stock or any other securities. PPW has filed a tender offer statement on Schedule TO, including the Offer to Purchase, Letter of Transmittal and related materials, with the SEC. The Offers are made only pursuant to the Offer to Purchase, Letter of Transmittal, and related materials filed as a part of the Schedule TO. Holders of shares of Preferred Stock should read carefully the Offer to Purchase, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offers. Holders of shares of Preferred Stock may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal, and other documents that the Company has filed with the SEC at the SEC’s website at www.sec.gov or from Georgeson, LLC.

About PacifiCorp

PacifiCorp owns and operates the largest grid in the western U.S., with over 17,000 miles of transmission lines across 10 western states, providing retail electric services to approximately 2 million customers in six states. The Company leverages its diverse portfolio of energy resources in pursuit of its commitment to delivering safe, reliable and low-cost power and owns and manages 46,000 acres of lands reserved for wildlife habitat, forestry and recreation. Please visit www.pacificorp.com to learn more.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the federal securities laws that do not directly and exclusively relate to historical facts. Forward looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “intend,” “potential” and similar terms. These statements are based upon PPW’s or the Company’s respective current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of PPW and the Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed in Item 1A — Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the factors disclosed under “Certain Significant Considerations” and elsewhere in the Offer to Purchase, including, without limitation, in conjunction with the forward-looking statements included in the Offer to Purchase. These forward-looking statements speak only as of the date of this release and are not guarantees of future performance or results. PPW and the Company each undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law. The foregoing factors should not be construed as exclusive.

For Further Information

•        Media: Tiffany Erickson, (801) 220-2592, or Tiffany.erickson@pacificorp.com.

•        Investor Relations: Investor Inquiries, (503) 813-5670 or investorinquiries@pacificorp.com.

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